Exhibit No. 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in Registration Statement No. 333-83562 on Form S-3, Nos. 33-54871, 333-39531, 333-39533, 333-49371, 333-61897, 333-80967, 333-46228, 333-56146, 333-108033, 333-119472, 333-137483, 333-144957, and 333-153801 on Form S-8, and No. 333-154796 on Form S-4, of our reports dated April 24, 2009, relating to the consolidated financial statements and financial statement schedule of Best Buy Co., Inc., and subsidiaries (which report expresses an unqualified opinion and includes an explanatory paragraph relating to the Company’s change, effective March 4, 2007, in its method of accounting for uncertain tax benefits) and the effectiveness of internal control over financial reporting, appearing in the Annual Report on Form 10-K of Best Buy Co., Inc. for the year ended February 28, 2009.

Minneapolis, Minnesota
April 24, 2009